Exhibit 99.1

P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823
FOR RELEASE AT 8:30 AM, EDT
Date: June 25, 2007
CONSERVATION GROUPS APPEAL BLM FINAL EIS APPROVAL FOR ATLANTIC RIM
Double Eagle Delays Atlantic Rim Drilling Plans
Casper, Wyo., June 25, 2007 — Double Eagle Petroleum Co. (NASDAQ: DBLE) has been informed by the U.S. Bureau of Land Management (BLM) that three separate coalitions of conservation groups have appealed the Bureau of Land Management’s approval of the final Environmental Impact Study (EIS) providing for the drilling of up to 1,800 coal-bed methane wells and 200 conventional oil and gas wells in the Atlantic Rim area. As a result of the appeal, the Company has agreed to delay its plans to drill in the Atlantic Rim until at least August 1, 2007. At this time, it is uncertain whether Double Eagle will be able to commence its previously planned development drilling in the near future or whether there will be a longer time period needed for the BLM and the appealing parties to resolve their differences — either through the courts or otherwise.
In May 2007, the final Record of Decision of the Atlantic Rim EIS was issued by the BLM. In connection with this Record of Decision, Double Eagle had announced and made plans for additional development drilling to commence in the Atlantic Rim in mid-July 2007.
The Atlantic Rim EIS does not delay or otherwise affect Double Eagle’s other current activities, including activities related to the Pinedale Anticline, South Fillmore, Cow Creek Unit Deep #2, Huntington Valley Nevada, and Christmas Meadows.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming, as well as the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the

Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as result of new information, future events or otherwise.
Company Contact:
John Campbell
(303) 794-8445
www.dble.us